Exhibit 10.45

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is entered into this 30 day of October, 2017 (the “Effective Date”), between MEADOWS LANDMARK LLC, a Delaware limited liability company (“Landlord”), and CANCER GENETICS, INC., a Delaware corporation (“Tenant”).

Landlord and Tenant are parties to a certain Office Lease Agreement dated October 9, 2007 (the “Lease”) between Landlord’s predecessor-in-interest Meadows Office, L.L.C. (“MOLLC”) and Tenant, covering an area (the “Premises”) deemed to contain 17,936 rentable square feet on the second (2nd) floor, located in the building commonly known as Building 201 of the Meadows Office Complex, whose street address is 201 Route 17 North, Rutherford, New Jersey (the “Building “).

Landlord has succeeded to the rights and interests of MOLLC as landlord under the Lease.

The Expiration Date (as defined in the Lease) of the Lease is February 28, 2018.

Landlord and Tenant desire (i) to extend the Term (as defined in the Lease) of the Lease, and (ii) to otherwise amend certain terms and provisions of the Lease, subject to and in accordance with the terms and conditions set forth in this Amendment.

In consideration of the foregoing and of the mutual promises contained in this Amendment, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged by Landlord and Tenant, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

1. The New Work. Following the execution and delivery of this Amendment by Landlord and Tenant, Tenant shall perform Alterations (as defined in the Lease) required by Tenant for Tenant’s continued use and occupancy of the Premises (the “New Work”), in accordance with Section 8(a) of the Lease. The plans and specifications to be submitted by Tenant to Landlord for approval of the proposed New Work shall include complete and coordinated working, finished and detailed mechanical, engineering and construction drawings and specifications for the New Work (the “MEPs”). The MEPs shall include adequate detail of all existing and proposed systems serving the Premises, including but not limited to HVAC. Tenant shall also provide to Landlord, with the MEPs, an inventory or schedule of all equipment and systems currently in the Premises and to be located in the Premises following completion of the New Work, and will update said inventory/schedule at any time that additional equipment and/or systems are installed the Premises during the Term. The MEPs for the HVAC systems and equipment serving the Premises shall take into account all such existing and proposed systems and equipment and their impact on HVAC requirements and performance in the Premises. During the performance of the New Work (but not more frequently than once per calendar month) and upon substantial completion thereof, provided no Event of Default (as defined in the Lease) is then in existence under the Lease (as amended by this Amendment), and provided no construction liens have been filed in connection with the New Work, within thirty (30) days after presentation to Landlord of the items described below with respect to each draw, Landlord shall pay out of the Tenant’s Allowance (as hereinafter defined) (up to an aggregate total amount equal to Landlord’s NW Cost Obligation (as hereinafter defined)) for Tenant’s NW Costs (as hereinafter defined) theretofore incurred. Each draw against the Tenant’s Allowance shall be limited to the proportion that Landlord’s NW Cost Obligation bears to the total Tenant’s NW Costs (as reasonably estimated by Landlord until such time as the actual amount of Tenant’s NW Costs shall have been determined) (“Landlord’s NW Cost Proportion”), times the amount then payable to the contractor(s) performing the New Work. In addition, at no time shall the total amount drawn against the Tenant’s Allowance exceed Landlord’s NW Cost Proportion of the total of all monies paid through the current draw to the contractor(s) performing New Work. All draws against the Tenant’s Allowance paid prior to the final draw shall be reduced by a ten percent (10%) retainage (which retainage shall be payable as part of the final draw). The final draw of Tenant’s Allowance shall not be paid until issuance of a certificate of occupancy (if required by the Borough of Rutherford) for the New Work and delivery to Landlord of Auto-CAD as-built drawings of the completed New Work. For purposes of this Section 1, (i) “Tenant’s NW Costs” shall mean actual out-of-pocket hard and soft construction costs incurred by Tenant in connection with the New Work, including permit and inspection fees and other costs associated with obtaining necessary permits and approvals and costs of materials and labor used in construction of the New Work, (ii) “Landlord’s NW Cost Obligation” shall mean the sum of (a) the Tenant’s Allowance less (b) the fee payable to Landlord’s Construction Manager (as defined in the Lease) pursuant to Section 8(a) of the Lease, and (iii) “Tenant’s Allowance” shall mean the amount of $269,040.00. Notwithstanding the foregoing, Landlord’s obligation under this Section 1 to pay Tenant’s NW Costs out of the Tenant’s Allowance shall be applicable only to Tenant’s NW Costs for New Work completed (and draws submitted therefor) prior to January 1, 2019. Items to be delivered to Landlord with respect to each draw against Tenant’s Allowance shall include (i) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702, Application and Certificate for Payment, covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located in said Document G-702; (iii) contractors’, subcontractors’ and material suppliers’ waivers of liens covering all of the New Work for which payment is requested; (iv) a cost breakdown for each trade or subcontractor performing the New Work; (v) copies of all construction contracts for the New Work, with copies of all change orders, if any; and (vi) a request to disburse executed by Tenant containing an approval by Tenant of the theretofore completed New Work. Tenant shall schedule and coordinate the performance of the New Work with Landlord so as to minimize disruption with operations of other tenants at the Building and Building operations. Landlord and Tenant acknowledge that Tenant intends to commence the New Work prior to the Extension Term Commencement Date (as defined below).

2. Extension of Term. The Term is hereby extended for a period (the “Extension Term”) commencing March 1, 2018 (the “Extension Term Commencement Date”), and expiring on February 28, 2023. The Expiration Date is hereby amended to mean February 28, 2023 (unless sooner terminated in accordance with the Lease, as amended by this Amendment).

3. Base Rent.

(a) Tenant shall continue to pay to Landlord Base Rent (as defined in the Lease) for the Premises through February 28, 2018, in accordance with the terms of the Lease.

(b) From and after March 1, 2018, Tenant shall pay to Landlord Base Rent for the Premises at the following rates for and during the following periods:

Rental Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Installment of Annual Base Rent
3/1/2018 - 2/28/2019	$29.50	$529,112.04	$44,092.67
3/1/2019 - 2/29/2020	$30.00	$538,080.00	$44,840.00
3/1/2020 - 2/28/2021	$30.50	$547,047.96	$45,587.33
3/1/2021 - 2/28-2022	$31.00	$556,016.04	$46,334.67
3/1/2022 - 2/28/2023	$31.50	$564,984.00	$47,082.00

4. Additional Rent/Taxes. With respect to all periods from and after March 1, 2018, the Base Year (as defined in the Lease) shall mean the calendar year 2018.

5. HVAC. Notwithstanding the provisions of clause (ii) of Section 7(a)(i) of the Lease (“Landlord’s Building-Standard HVAC Obligation”), Landlord and Tenant acknowledge and agree:

(i) That Tenant’s use of the Premises is not normal office use, but includes medical laboratory use requiring supplemental HVAC service beyond the Building standard HVAC service required to be provided by Landlord under the Lease for normal office use;

(ii) That the internal air handling, distribution and control of HVAC within the Premises (including but not limited to supplemental HVAC units and equipment (the “Existing HVAC Equipment”) was designed and installed by Tenant as part of the Tenant’s Initial Alterations (as defined in the Lease) under the Lease;

(iii) That all HVAC work performed as part of the New Work will be performed in accordance with Tenant’s plans and specifications therefor (any HVAC equipment installed as part of the New Work, together with the Existing HVAC Equipment, being herein referred to together as “Tenant’s HVAC Equipment”);

(iv) That Tenant shall be solely responsible for the maintenance and repair of Tenant’s HVAC Equipment, and shall, as part of such maintenance and repair, ensure that all of Tenant’s HVAC Equipment (and any other systems or equipment serving the Premises having an impact on heating, cooling and air quality in the Premises or any other portions of the Building) is properly filtered and vented to the exterior of the Building, in accordance with all applicable legal requirements and Building standards; and

(v) That Landlord’s sole obligation with respect to the provision of HVAC to the Premises is to supply heated and refrigerated air at the entry of the portion of the Building HVAC system serving the Premises into the connection with Tenant’s HVAC Equipment in such amounts and at such temperatures as would be adequate to heat and cool the Premises in accordance with Landlord’s Building-Standard HVAC Obligation if the Premises consisted solely of normal office space containing HVAC ducts, air handlers and controls consistent with Landlord’s Building-standard specifications (it being specifically understood and agreed that in no event shall Landlord be responsible for the failure of Tenant’s HVAC Equipment to perform in accordance with its design specifications due to the design, installation, operation or performance thereof).

6. Security Deposit.

(a) The amount of the Security Deposit (as defined in the Lease) to be held by Landlord under the Lease is hereby increased from its current amount of $300,000.00 to $350,000.00 (to be maintained in such amount throughout the Term, as the same may be extended or renewed). Tenant shall, simultaneously with Tenant’s execution of this Amendment, deliver to Landlord a replacement Letter of Credit (as defined in the Lease) in such increased amount of the Security Deposit, whereupon Landlord shall surrender to Tenant the existing Letter of Credit currently held by Landlord under the Lease.

(b) The second (2nd) subparagraph of Section 6 of the Lease is deleted in its entirety.

7. Termination Option. Provided the Lease, as amended by this Amendment, shall then be in full force and effect, and provided no Event of Default then exists under the Lease, as amended by this Amendment, Tenant shall have the one-time-only option to terminate the Term (the “Termination Option”) as of March 31, 2021 (the “Early Termination Date”). The Termination Option shall be exercised only by Tenant delivering to Landlord not later than twelve (12) months prior to the Early Termination Date (time being of the essence):

(i) Written notice of Tenant’s exercise of the Termination Option (“Tenant’s Termination Notice”); and

(ii) A termination fee (the “Termination Fee”) (which Termination Fee shall be payable in addition to, and not in substitution of, any other Rent payable by Tenant under the Lease), in an amount equal to $188,185.38.

Provided Tenant timely and properly exercises the Termination Option described in this Section 7 in the manner set forth above, the Term shall expire at 11:59 p.m. on the Early Termination Date, and such early termination date shall become the Expiration Date for all purposes of the Lease, as amended by this Amendment. If Tenant fails to timely and properly exercise the Termination Option described in this Section 7 in the manner set forth above, the Termination Option shall be null and void.

8. No Renewal Option. Landlord and Tenant acknowledge and confirm that the Renewal Option (as defined in the Lease) provided under Exhibit H attached to the Lease is hereby deleted in its entirety.

9. Broker. Tenant represents and warrants to Landlord that Tenant has not dealt with any party to whom a commission might be owing in connection with this Amendment, except for Cushman & Wakefield of New Jersey, Inc., and Colliers International (together, “Broker”), and shall indemnify, defend and hold harmless Landlord from and against the claim of any party other than Broker claiming a commission owing due to its dealings with Tenant in connection with this Amendment. Landlord shall pay any commission payable to Broker in connection with this Amendment under a separate agreement or agreements, and shall indemnify, defend and hold harmless Tenant from any claim and/or cause of action by Broker for any commission payment or similar claim.

10. Removal of Alterations. Notwithstanding anything to the contrary set forth in Sections 8(a) and 21 of the Lease regarding Tenant’s obligation to remove Alterations at the end of the Term (or the Extension Term), such obligation shall extend only to Alterations made by Tenant or Landlord at Tenant’s request in or to the Premises of a “non-office” nature, including in any event, but not limited to, lab benches, supplemental air conditioning equipment, specialized appliances, and any other lab related equipment (collectively, “Specialty Alterations”). However, if Tenant is notified by Landlord to the contrary not less than six (6) months prior to the Expiration Date, Tenant shall deliver possession of the Premises to Tenant with the Specialty Alterations, to the extent designated by Landlord, remaining in the Premises.

11. Miscellaneous. If there is any conflict between the terms and provisions of the Lease and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall prevail. Landlord and Tenant ratify and affirm the Lease as modified by this Amendment. Except as modified by this Amendment, the Lease shall remain unmodified, in full force and effect. Except as herein otherwise expressly provided, or except as the terms of the Lease may be in conflict with or inconsistent with the terms of this Amendment, all of the terms, covenants and provisions of the Lease are hereby incorporated into and made a part of this Amendment as if fully set forth herein. Tenant represents that, as of the date hereof, it has no defenses or accrued offsets under the Lease and, to Tenant’s actual knowledge, Landlord is not in default of its obligations under the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment on the day and year first above written.

WITNESS/ATTEST	MEADOWS LANDMARK LLC, a Delaware limited liability company

	By:	/s/ Barbara A. Carley
	Print name and title:	Barbara A. Carley
Authorized Person

CANCER GENETICS, INC., a Delaware corporation

	By	/s/ John A. Roberts
	Print name and title	John A. Roberts, COO

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